Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York Research Triangle Park The Woodlands Washington, DC

March 21, 2013

LRE GP, LLC

LRR Energy, LP

Heritage Plaza

1111 Bagby St., Suite 4600

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to LRR Energy, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on January 16, 2013, and the prospectus supplement dated March 19, 2013 (the “Prospectus Supplement”) relating to the registration of the offering and sale (the “Offering”) of 6,900,000 common units (including the common units to be issued upon exercise of the underwriters’ option to purchase 900,000 additional common units) (the “Units”) by the Partnership and the selling unitholders named therein, representing limited partner interests in the Partnership.

In connection therewith, we have participated in the preparation of the discussion set forth under the caption, “Material Tax Consequences,” in the Registration Statement, as modified by the statements in the Prospectus Supplement under the caption, “Material Tax Considerations” (the “Discussion”).  The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement.  In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court.  In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.  There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP